Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2018, with respect to the consolidated financial statements for the year ended December 31, 2017 included in the Annual Report of Heritage Insurance Holdings, Inc. on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said report in the Registration Statements of Heritage Insurance Holdings, Inc. on Forms S-3 (File No. 333-206117 and File No. 333-221864) and on Form S-8 (File No. 333-197906).

/s/ GRANT THORNTON LLP

Tampa, Florida

March 10, 2020